SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM 8-K

                                 CURRENT REPORT

                Pursuant to Section 13 or 15(d) of THE SECURITIES
                              EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) April 13, 1998

                           GEOTEK COMMUNICATIONS, INC.
               (Exact name of registrant as specified in charter)

          Delaware                       0-17581                 22-2358635
(State of other jurisdiction     (Commission File Number        (IRS Employer
     of incorporation)                                       Identification No.)

102 Chestnut Ridge Road, Montvale, New Jersey                       07645
    (Address of principal executive offices)                      (Zip Code)

Registrant s telephone number, including area code 201-930-9305

                                       N/A
         (Former name or former address, if changed since last report)

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Item 5. Other Events

      Holders of all shares of Series R Preferred Stock and Series S Preferred Stock have notified the Company that they have made an Election to have the conversion price of such preferred stock amended so that each share of Series R Preferred Stock and Series S Preferred Stock, as the case may be, shall be convertible into a number of shares of Common Stock equal to (i) the sum of $50,000 stated value per share plus all unpaid dividends accrued or deemed to be accrued, if any, with respect to such shares, divided by (ii) the lowest daily volume-weighted average price of the Common Stock during the four business days immediately preceding conversion multiplied by .90. The Company disputes the validity of this notice and has notified the Holders of its intention not to honor this Election.

      Should, however, the Election be found to be valid, such Holders would be entitled, based upon the price of Common Stock as of the date of this filing, to be issued upon conversion of such preferred stock, to significantly more shares of Common Stock than are registered under the Company's Registration Statement on Form S-3 that was declared effective on April 21, 1998. The Company is limited by the number of shares authorized under the Company's Certificate of Incorporation, as well as by certain contractual obligations to third parties, in its ability to register additional shares to such Holders. The Company is working on a plan to address this issue should the Election be found to be valid.

                               SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        GEOTEK COMMUNICATIONS, INC.

Date: April 30, 1998                    By:  /s/ Robert Vecsler
                                             -----------------------------------
                                        Name:  Robert Vecsler
                                        Title  Secretary and General Counsel